Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
 CERTIFICATE OF INCORPORATION
OF
MYREXIS, INC.
____________________________________
Pursuant to Section 242 of the General Corporation Law of the State of Delaware

MYREXIS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”) (the “Corporation”), does hereby certify that:

1.           The name of the Corporation is: Myrexis, Inc.

2.           The Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State on January 5, 2009 and the Corporation’s original name was Myriad Pharmaceuticals, Inc.

3.           At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

“RESOLVED, that the Corporation’s Certificate of Incorporation be hereby amended, pursuant to Section 242 of the DGCL, by adding an Article “TWELFTH” thereto, which shall read, in its entirety, as follows:

           “TWELFTH:                                12.1           Definitions.  As used in this Article XII, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):

“4.75-percent Stockholder” means a Person or group of Persons whose Percentage Stock Ownership is 4.75 percent or above at the time a determination hereunder is made.

“Agent” has the meaning set forth in Section 12.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase Securities of the Corporation, and (iv) any Stock.

 “Excess Securities” has the meaning given such term in Section 12.5.

“Expiration Date” means the beginning of the taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier date in accordance with Section 12.11.

“Option Right” shall mean any option, warrant or other right to acquire, convert into, or exchange or exercise for, or any similar interests in, shares of Stock.

“Percentage Stock Ownership” shall mean the sum of a Person’s or group of Persons’ direct ownership interest in the Corporation, as determined under Treasury Regulation Section 1.382-2T(f)(8) (or any successor regulation), and such Person’s or group of Persons’ indirect ownership interest in the Corporation, as determined under Treasury Regulation Section 1.382-2T(f)(15) or 1.1502-92T(c) (or any successor regulations), except that, for purposes of determining a person’s indirect ownership interest in the Corporation, Treasury Regulation Sections 1.382-2T(g)(2), 1.382-2T(g)(3), 1.382-2T(h)(2)(iii) and 1.382-2T(h)(6)(iii) (or any successor regulations) shall not apply and any Option Right to acquire Stock shall be deemed to have been exercised.

“Person” means any individual, firm, corporation or other legal entity, including persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i), and includes any successor (by merger or otherwise) of such entity.

“Prohibited Distributions” has the meaning given such term in Section 12.6.

“Prohibited Party” shall mean that Person or group of Persons that is caused to be in violation of Section 12.2 of this Article as a result of a Transfer which does not involve a Transfer of Stock of the Corporation.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article XII.

“Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

“Purported Transferee” has the meaning set forth in Section 12.5.

“Securities” and “Security” each has the meaning set forth in Section 12.8.

“Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

“Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership and aggregation rules, with such direct, indirect, constructive and aggregated ownership determined under the provisions of Code Section 382 and the regulations thereunder.

“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Code Section 382, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a person, other than the Corporation, that alters the Percentage Stock Ownership of any Person or group.  A Transfer also shall include the creation or grant of an Option Right (including an option within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)).  For the avoidance of doubt, a Transfer shall not include the creation or grant of an Option Right or warrant by the Corporation, nor shall a Transfer include the issuance of Stock by the Corporation.

12.2           Restrictions on Transfers.  In order to preserve the Tax Benefits to which the Corporation is entitled under the Code, the following restrictions shall apply until the Expiration Date.  No Person (other than the Corporation) or group of Persons shall engage in any Transfer of Stock or agree to any Transfer of Stock with any other Person (other than the Corporation) or group of Persons, to the extent that as a result of such Transfer (or series of Transfers of which such Transfer is a part), if effective, either (1) any Person or group of Persons would become a 4.75-percent Stockholder or (ii) the Percentage Stock Ownership of any 4.75-percent Stockholder would be increased.  Any attempted Transfer that is not permitted by the preceding sentence of this Section 12.2, and any attempted Transfer pursuant to an agreement that is not permitted by the preceding sentence of this Section 12.2, is prohibited and shall be void ab initio.

12.3           Exceptions.

(a)           Notwithstanding anything to the contrary herein, a Transfer shall not be prohibited under Section 12.2 if such Transfer does not increase the Percentage Stock Ownership of any 4.75-percent Stockholder or create a new 4.75-percent Stockholder, in each case, other than a Public Group (including a new Public Group created under Treasury Regulation § 1.382-2T(j)(3)(i)).

(b)           The restrictions set forth in Section 12.2 shall not apply to a Transfer that, absent this Section 12.3(b), would be a Prohibited Transfer if the transferor or the transferee obtains the prior written approval of the Board of Directors or a duly authorized committee thereof.  As a condition to granting its approval pursuant to this Section 12.3(b), the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 limitation on the use of the Tax Benefits.  The Board of Directors may exercise the authority granted by this Article XII through duly authorized officers or agents of the Corporation.  The Board may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation.  The Board of Directors may grant its approval in whole or in part with respect to such Transfer and may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any transferee to Transfer Stock acquired through a Transfer.  Further, approvals of the Board of Directors hereunder may, in the sole and absolute discretion of the Board of Directors, be given retroactively.  Nothing in this Section 12.3 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

12.4           Legend.  The Board of Directors may require that each certificate or book-entry, and any notice of issuance provided to stockholders, representing shares of Common Stock issued by the Corporation that are subject to the restrictions on transfer and ownership contained in this Article XII bear the following legend:

“THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS AMENDED AS OF THE DATE HEREOF (THE “CERTIFICATE OF INCORPORATION”) CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF ANY STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS THEREIN) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT, IF EFFECTIVE, WOULD CAUSE THE PERCENTAGE STOCK OWNERSHIP OF ANY PERSON OR GROUP OF PERSONS TO (I) INCREASE FROM BELOW 4.75 PERCENT TO 4.75 PERCENT OR ABOVE, OR (II) INCREASE FROM 4.75 PERCENT OR ABOVE TO A GREATER PERCENTAGE STOCK OWNERSHIP.  (FOR THIS PURPOSE OWNERSHIP INCLUDES OWNERSHIP BY ATTRIBUTION AS WELL AS DIRECT OWNERSHIP). IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT.  IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF DELAWARE GENERAL CORPORATION LAW (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION’S CERTIFICATE OF INCORPORATION TO CAUSE SUCH TRANSFEREE TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS.  THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF ANY STOCK OF THE CORPORATION A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

12.5           Excess Securities.

(a)           No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”).  The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 12.6 of this Article XII or until an approval is obtained under Section 12.3 of this Article XII.  After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities unless subsequent to such Transfer the Corporation Securities are the subject of a Prohibited Transfer.  Any Transfer of Excess Securities not in accordance with the provisions of this Section 12.5 or Section 12.6 shall also be a Prohibited Transfer.

(b)           The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Corporation Securities.  The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article XII, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article XII as a condition to registering any Transfer.

12.6           Transfer to Agent.  If the Board of Directors determines that a Transfer of Corporation Securities would constitute a Prohibited Transfer then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall assign and deliver, or cause to be assigned and delivered, any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, and shall provide such endorsements or powers in connection therewith as may be reasonably required by the Board of Directors to give effect to such assignment and delivery, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (“Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately);  provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to assign and deliver evidence of ownership of Excess Securities and Prohibited Distributions to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to assign and deliver to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 12.7 if the Agent rather than the Purported Transferee had resold the Excess Securities.

12.7           Application of Proceeds and Prohibited Distributions.  The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows:  (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities.  The Purported Transferee’s sole right with respect to such Excess Securities shall be limited to the amount payable to the Purported Transferee pursuant to this Section 12.7.  In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 12.7 inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.

12.8           Modification of Remedies for Certain Indirect Transfers.  In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of the DGCL (“Securities,” and individually, a “Security”) but which would cause a Prohibited Party to violate a restriction on Transfers provided for in this Article XII, the application of Section 12.6 and Section 12.7 shall be modified as described in this Section 12.8.  In such case, no such Prohibited Party shall be required to dispose of any interest that is not a Security, but such Prohibited Party and/or any Person whose ownership of Securities is attributed to such Prohibited Party shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which the were acquired) to cause such Prohibited Party, following such disposition, not to be in violation of this Article XII. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 12.6 and 12.7, except that the maximum aggregate amount (subject to the next sentence) payable either to such Prohibited Party or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such Prohibited Party or such other Person.  The purpose of this Section 12.8 is to extend the restrictions in Sections 12.2 and 12.6 to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this Section 12.8, along with the other provisions of this Article XII, shall be interpreted to produce the same results, with differences as the context requires, as with a direct Transfer of Corporation Securities.

12.9           Legal Proceedings.  If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 12.6 (whether or not made within the time specified in Section 12.6), then the Corporation may take all cost effective actions which it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.  Nothing in this Section 12.9 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article XII being void ab initio, (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Section 12.6 to constitute a waiver or loss of any right of the Corporation under this Article XII.

12.10           Damages.  Any stockholder subject to the provisions of this Article XII who knowingly violates the provisions of this Article XII and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

12.11           Board Authority.

(a)           The Board of Directors of the Corporation shall have the power to determine all matters necessary for assessing compliance with this Article XII, including, without limitation, (i) whether a Transfer is a Prohibited Transfer, (ii) the Percentage Stock Ownership in the Corporation of any stockholder, (iii) whether an instrument constitutes a Corporation Security, (iv) the amount (or fair market value) due to a Purported Transferee pursuant to Section 12.7, and (v) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article XII. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article XII for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article XII.

(b)           Nothing contained in this Article XII shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits.  Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) accelerate or extend the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article XII, (iii) modify the definitions of any terms set forth in this Article XII or (iv) modify the terms of this Article XII as appropriate to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise;  provided, however, that the Board of Directors shall not cause there to be such acceleration, extension, change or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, and its conclusion is based upon a written opinion of tax counsel to the Corporation. Such written resolution of the Board of Directors shall be filed with the Secretary of the Corporation.  Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Board of Directors of the Corporation shall deem appropriate.

(c)           In the case of an ambiguity in the application of any of the provisions of this Article XII, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article XII requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article XII. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article XII. The Board of Directors may delegate all or any portion of its duties and powers under this Article XII to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article XII through duly authorized officers or agents of the Corporation. Nothing in this Article XII shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

12.12           Reliance.  The Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the chief accounting officer of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article XII, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely conclusively on (a) the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar schedules), as of any date and/or (b) its Actual Knowledge (as defined below) of the ownership of Corporation Securities. For the purpose of this Section 12.13, “Actual Knowledge” means the actual conscious awareness of information about a fact of any executive officer of the Corporation as at any date of determination.

12.13           Obligation to Provide Information. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article XII or the status of the Tax Benefits of the Corporation.

12.14           General Authorization.  The purpose of this Article XII is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits.  If any provision of this Article XII or any application of any provision thereunder is determined to be invalid, the validity of the remaining provisions shall be unaffected and application of such provision shall be affected only to the extent necessary to comply with such determination.

4.           Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

5.           The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Jonathan M. Couchman, its Chairman, President and Chief Executive Officer on this 26th day of April, 2013.

MYREXIS, INC.

By:	/s/ Jonathan M. Couchman
Name:	Jonathan M. Couchman
Title:	Chairman, President and Chief Executive Officer